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Exhibit 20.3

        Information Statement
Concerning the Merger of
IYG HOLDING COMPANY
formerly a wholly owned subsidiary of
SEVEN-ELEVEN JAPAN CO., LTD.
with and into
7-ELEVEN, INC.

General

        The information set forth in this information statement (this "Information Statement") is being furnished in connection with the merger (the "Merger") of IYG Holding Company, a Delaware corporation ("Purchaser") and formerly a wholly owned subsidiary of Seven-Eleven Japan Co., Ltd., a Japanese corporation ("Parent"), with and into 7-Eleven, Inc., a Texas corporation (the "Company" and, with respect to the period following the Merger, the "Surviving Corporation"), pursuant to Section 253 of the Delaware General Corporation Law and Article 5.16 of the Texas Business Corporation Act (the "TBCA"). The Merger became effective on November 9, 2005 (the "Effective Time"). Immediately prior to the Effective Time, Purchaser owned at least 90% of the outstanding shares of common stock, par value $.0001 per share (the "Shares"), of the Company. Accordingly, under Texas law, no action was required by the shareholders of the Company (other than Purchaser) for the Merger to become effective. As a result of the Merger, the separate corporate existence of Purchaser has ceased to exist and the Company will continue as the surviving corporation.

        Pursuant to the terms of the Merger, at the Effective Time, each Share issued and outstanding immediately prior to the Effective Time (other than Shares held in the treasury of the Company or owned by Purchaser, Parent or any direct or indirect wholly owned subsidiary of Parent or the Company) (the "Remaining Shares") was canceled and converted into the right to receive $37.50 in cash, without interest and less any applicable withholding taxes, subject to the rights of holders of the Remaining Shares (the "Remaining Shareholders") to seek appraisal of the "fair value" thereof by following the procedures required by Articles 5.12, 5.13 and 5.16 of the TBCA as described below and in the accompanying Notice of Merger. No interest will be paid on any cash held pending surrender of certificates representing the Remaining Shares, unless otherwise required pursuant to Articles 5.12, 5.13 and 5.16 of the TBCA.

        Under Texas law, holders of record of the Remaining Shares who do not wish to accept the $37.50 cash payment per Remaining Share have the right to seek an appraisal of the "fair value" of their Remaining Shares. In order to perfect this right of appraisal, the Remaining Shareholders must make a written demand for such appraisal to the Surviving Corporation at the address set forth below within 20 days after the date of mailing of this Information Statement and the accompanying Notice of Merger (such date of mailing being November 10, 2005). The Notice of Merger is provided to the Remaining Shareholders as required by Article 5.16 of the TBCA.

        For purposes of making an appraisal demand, the address of the Surviving Corporation is:

        7-Eleven, Inc.
        2711 North Haskell Avenue
        Dallas, Texas 75204
        Attention: General Counsel

        Each Remaining Shareholder is urged to read the materials contained in this Information Statement (including the Annexes hereto) carefully in making a determination whether to accept the $37.50 cash payment per Remaining Share or to seek an appraisal pursuant to Texas law.

        From and after the Effective Time, Remaining Shareholders are not entitled to vote the Remaining Shares for any purpose and are not entitled to receive payment of dividends or other distributions on the Remaining Shares payable to shareholders of record thereafter.

Surrender of Stock Certificates; Payment to Remaining Shareholders

        The Bank of New York has been designated as the paying agent (the "Paying Agent") to process the surrender of stock certificates formerly representing Remaining Shares for cash payment pursuant to the Merger.

        IN ORDER TO RECEIVE THE CASH PAYMENT PER REMAINING SHARE, REMAINING SHAREHOLDERS MUST COMPLETE THE ENCLOSED LETTER OF TRANSMITTAL, TOGETHER WITH ANY REQUIRED SIGNATURE GUARANTEES, AND MUST PRESENT THE LETTER OF TRANSMITTAL AND THE SHARE CERTIFICATES THAT REPRESENTED THE REMAINING SHARES TO THE PAYING AGENT EITHER BY MAIL, OR BY OVERNIGHT COURIER OR BY HAND AS FOLLOWS:

THE BANK OF NEW YORK
By Mail:	By Hand:	By Overnight Courier:
The Bank of New York 7-Eleven, Inc. PO Box 859208 Braintree, Massachusetts 02185-9208	The Bank of New York Tender & Exchange Department 101 Barclay Street, 1E Receive & Deliver Window New York, New York 10286	The Bank of New York 7-Eleven, Inc. 161 Bay State Drive Braintree, Massachusetts 02184
For information, please call: 1-800-507-9357

        A return envelope addressed to the Paying Agent is enclosed for this purpose. THE METHOD OF DELIVERY OF THE LETTER OF TRANSMITTAL, SHARE CERTIFICATES AND ALL OTHER REQUIRED DOCUMENTS IS AT THE OPTION AND RISK OF THE REMAINING SHAREHOLDER AND THE DELIVERY WILL BE DEEMED MADE ONLY WHEN ACTUALLY RECEIVED BY THE PAYING AGENT. IF DELIVERED BY MAIL, REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, PROPERLY INSURED, IS RECOMMENDED.

        Remaining Shareholders should carefully read and follow the instructions in the Letter of Transmittal. As provided in the Letter of Transmittal, all signatures on the Letter of Transmittal must be guaranteed by a firm which is a member of the Security Transfer Agent Medallion Signature Program, or by any other "eligible guarantor institution", as such term is defined in Rule 17Ad-15 promulgated under the Securities Exchange Act of 1934, as amended (each of the foregoing being an "Eligible Institution") unless (i) the Letter of Transmittal is signed by the registered holder(s) of Remaining Shares surrendered hereby and such holder(s) has (have) not completed the box entitled "Special Payment Instructions" or "Special Delivery Instructions" on the Letter of Transmittal or (ii) such Remaining Shares are surrendered for the account of an Eligible Institution.

        If the Letter of Transmittal is signed by a person other than the registered holder(s) of the share certificate(s) evidencing Remaining Shares surrendered, the share certificate(s) surrendered with the Letter of Transmittal must be endorsed or accompanied by appropriate stock powers, in either case signed exactly as the name(s) of the registered holder(s) appear(s) on such share certificate(s), with certificates or stock powers guaranteed by an Eligible Institution.

Dissenters' Appraisal Rights

        Under Texas law, any Remaining Shareholder who validly exercises such holder's dissenters' appraisal rights in connection with the Merger by properly complying with the requirements of

Articles 5.12, 5.13 and 5.16 of the TBCA will have the right to have the "fair value" of such holder's Remaining Shares determined by a court and paid to them in cash. Under Texas law, fair value of Remaining Shares for purposes of the exercise of dissenter's appraisal rights in connection with the Merger is defined as the value of the Remaining Shares as of the day before the effective date of the Merger, excluding any appreciation or depreciation in anticipation of the Merger. This value may be determined to be more or less than or the same as the $37.50 per share cash consideration to be received pursuant to the terms of the Merger.

        To exercise appraisal rights, Remaining Shareholders must, within 20 days after the date of the Company's mailing of this Information Statement and the accompanying Notice of Merger, make a written demand on the Company for the payment of the fair value of their Remaining Shares. The Remaining Shareholder's demand must state the number of Remaining Shares owned by such holder and such holder's estimate of the fair value of the Remaining Shares. If a Remaining Shareholder fails to make such a demand within the 20-day period, such holder will lose the right to exercise dissenters' appraisal rights and will be bound by the terms of the Merger. In order to preserve dissenters' appraisal rights, within 20 days of making a demand for payment, a Remaining Shareholder must submit stock certificates representing Remaining Shares to the Company for the appropriate notation of the demand. The Company, at its option, may terminate such Remaining Shareholder's rights under Articles 5.12 and 5.16 of the TBCA if such holder fails to submit such stock certificates within 20 days after demanding payment unless a court of competent jurisdiction directs otherwise upon a showing to the court that there is good and sufficient cause.

        Within 10 days of the Company's receipt of a proper demand, the Company must deliver or mail to the Remaining Shareholder making such demand a written notice that either:

  •
  the Company accepts the amount claimed and agrees to pay the amount demanded within 90 days after the effective date of the Merger upon receipt of duly endorsed stock certificates (in the case of Remaining Shares represented by certificates); or

  •
  contains the Company's estimate of the fair value of the such holder's Remaining Shares and includes an offer to pay the amount of that estimate within 90 days after the effective date of the Merger, provided that the Company receives notice from the Remaining Shareholder within 60 days after the effective date of the Merger that such holder agrees to accept the Company's estimate and upon receipt of such holder's duly endorsed stock certificates (in the case of Remaining Shares represented by certificates).

        If the Remaining Shareholder and the Company agree on the value of the Remaining Shares within 60 days after the effective date of the Merger, the Company will pay such holder the amount of the agreed value upon receipt of duly endorsed stock certificates (in the case of Remaining Shares represented by certificates) within 90 days of the effective date of the Merger. Upon the Company's payment of the agreed value, the Remaining Shareholder will no longer have any interest in the Company or in those Remaining Shares.

        If the Company and the Remaining Shareholder do not agree on the value of the Remaining Shares within 60 days after the effective date of the Merger, then either the Remaining Shareholder or the Company may, within 60 days after the expiration of the first 60-day period, file a petition in a court of competent jurisdiction in the county in which the Company's principal office is located, seeking a determination of the fair value of the Remaining Shares. A Remaining Shareholder making a demand should consult such holder's own legal counsel regarding the proper court for such filing. The Company will file with the court a list of all dissenting shareholders who have demanded payment for their Remaining Shares with whom an agreement as to value has not been reached within 10 days following receipt of the petition filed by a dissenting shareholder or upon the Company's filing of such a claim. The clerk of the court will give notice of the hearing of any such claim to the Company and to all of the dissenting shareholders on the list that the Company has provided. The Company and all dissenting shareholders notified in this manner will be bound by the final judgment of the court as to the value of the Remaining Shares.

        In considering such a petition, the court will determine which of the dissenting shareholders have complied with the provisions of the TBCA and are entitled to the payment of the fair value of their Remaining Shares and will appoint one or more qualified appraisers to determine the fair value of the Remaining Shares who are directed to make such determination "upon such investigation as to them may seem proper." The appraisers will also allow the dissenting shareholders and the corporation a reasonable opportunity to submit to them evidence as to the fair value of the Remaining Shares. Upon receipt of the appraisers' report, the court will determine the fair value of the Remaining Shares of the dissenting shareholders and will direct the payment to the dissenting shareholders of the amount of the fair value of their Remaining Shares, with interest from the date 91 days after the effective date of the Merger to the date of the judgment, by the Company, upon receipt of the dissenting shareholder's stock certificates (in the case of Remaining Shares represented by certificates). Upon payment of the judgment, the dissenting shareholders will no longer have any interest in the Company or in those Remaining Shares.

        A Remaining Shareholder may withdraw a demand at any time before receiving payment for the Remaining Shares or before a petition has been filed seeking determination of the fair value of the Remaining Shares. A Remaining Shareholder may not withdraw a demand after payment has been made or, unless the Company consents to the withdrawal, where a petition has been filed.

        If a Remaining Shareholder has properly demanded payment for Remaining Shares, such holder will not have any rights as a shareholder except the right to receive payment for such Remaining Shares and the right to claim that the Merger and the related transactions were fraudulent.

        Failure to follow the steps required by Articles 5.12, 5.13 and 5.16 of the TBCA for perfecting dissenters' rights may result in the loss of dissenters' rights, in which event a Remaining Shareholder will be entitled to receive the consideration with respect to the holder's dissenting shares in accordance with the Merger. In view of the complexity of Articles 5.12, 5.13 and 5.16 of the TBCA, if you are considering dissenting from the Merger, you are urged to consult your own legal counsel.

        The foregoing discussion is qualified in its entirety by Articles 5.12, 5.13 and 5.16 of the TBCA, the relevant sections of which are attached as Annex A to this Information Statement.

        THE FOREGOING SUMMARY OF THE RIGHTS OF DISSENTING SHAREHOLDERS UNDER THE TBCA DOES NOT PURPORT TO BE A COMPLETE STATEMENT OF THE PROCEDURES TO BE FOLLOWED BY THE REMAINING SHAREHOLDERS DESIRING TO EXERCISE DISSENTERS' APPRAISAL RIGHTS AS MAY BE AVAILABLE UNDER THE TBCA. THE PRESERVATION AND EXERCISE OF APPRAISAL RIGHTS REQUIRE STRICT ADHERENCE TO THE APPLICABLE PROVISIONS OF THE TBCA.

Material United States Federal Income Tax Consequences

        The following is a general summary of certain United States federal income tax consequences of the Merger relevant to a Remaining Shareholder whose Remaining Shares are converted to the right to receive cash in the Merger. This discussion is for general information only and does not purport to consider all aspects of United States federal income taxation that may be relevant to Remaining Shareholders. The discussion is based on the provisions of the Internal Revenue Code of 1986, as amended (the "Code"), existing regulations promulgated thereunder and administrative and judicial interpretations thereof, all as in effect as of the date hereof and all of which are subject to change (possibly with retroactive effect). This discussion applies only to Remaining Shareholders that hold Remaining Shares as "capital assets" within the meaning of Section 1221 of the Code (generally, property held for investment) and does not apply to Remaining Shares acquired pursuant to the exercise of employee stock options or otherwise as compensation, Remaining Shares held as part of a "straddle," "hedge," "conversion transaction," "synthetic security" or other integrated investment, or to certain types of Remaining Shareholders (including, without limitation, financial institutions, insurance companies, partnerships and other pass-through entities, tax-exempt organizations and dealers in securities) that may be subject to special rules. This discussion does not address the United States federal income tax consequences to a Remaining Shareholder that, for United States federal income tax purposes, is a non-resident alien individual, a foreign corporation, a foreign partnership or a foreign estate or trust and does not consider the effect of any state, local, foreign or other tax laws.

        EACH REMAINING SHAREHOLDER SHOULD CONSULT ITS TAX ADVISOR AS TO THE PARTICULAR TAX CONSEQUENCES TO IT OF THE MERGER, INCLUDING THE APPLICATION AND EFFECT OF FEDERAL, STATE, LOCAL AND FOREIGN TAX LAWS AND POSSIBLE CHANGES IN TAX LAWS.

        The receipt of cash for Remaining Shares pursuant to the Merger will be a taxable transaction for United States federal income tax purposes. For United States federal income tax purposes, a Remaining Shareholder who receives cash in exchange for Remaining Shares pursuant to the Merger will generally recognize capital gain or loss equal to the difference (if any) between the amount of cash received and the Remaining Shareholder's adjusted tax basis in Remaining Shares surrendered in the Merger. Gain or loss must be determined separately for each block of Remaining Shares surrendered for cash pursuant to the Merger (for example, Remaining Shares acquired at the same cost in a single transaction). Such capital gain or loss will be long-term capital gain or loss if the Remaining Shareholder has held such Remaining Shares for more than one year at the time of the consummation of the Merger. Long-term capital gains generally are subject to preferential rates of United States federal income tax, currently at a rate of 15 percent (5 percent for taxpayers in the lower brackets). There are limitations on the deductibility of capital losses.

        Payments in connection with the Merger may be subject to "backup withholding" at a rate of 28% unless a Remaining Shareholder (i) provides a correct TIN (which, for an individual Remaining Shareholder, is such holder's social security number) and any other required information, or (ii) is a corporation or comes within certain other exempt categories and, when required, demonstrates this fact, and otherwise complies with applicable requirements of the backup withholding rules. A Remaining Shareholder that does not provide a correct TIN may be subject to penalties imposed by the Internal Revenue Service (the "IRS"). Remaining Shareholders may prevent backup withholding by completing and signing the Substitute Form W-9 included as part of the Letter of Transmittal. Any amount paid as backup withholding does not constitute an additional tax and will be creditable against the Remaining Shareholder's United States federal income tax liability, provided that the required information is given to the IRS. If backup withholding results in an overpayment of taxes, a refund may be obtained from the IRS. Each Remaining Shareholder should consult its tax advisor as to such holder's qualification for exemption from backup withholding and the procedure for obtaining such exemption.

Company Financial Information

        Summary Financial Information.    The following table sets forth certain summary financial data for the Company as of and for the nine months ended September 30, 2005 and 2004 and for each of the years ended December 31, 2004 and 2003. The summary financial data set forth below relating to the years ended December 31, 2004 and 2003 was extracted from, and should be read in conjunction with, the audited financial statements and other financial information contained in the Company's Annual Report on Form 10-K for the year ended December 31, 2004. The summary financial data set forth below relating to the nine months ended September 30, 2005 and 2004 was extracted from, and should be read in conjunction with, the unaudited financial reports and other financial information contained in the Company's Current Report on Form 8-K filed with the United States Securities and Exchange

Commission (the "SEC") on October 26, 2005. Certain prior year amounts contained in the table below have been reclassified to conform to the current year presentation.

	For Nine Months Ended September 30,		For Twelve Months Ended December 31,
	2005	2004	2004	2003
		Restated		Restated
	Numbers in Thousands (except per share data)
Income Statement Data(1)
Total Revenues	$10,196,024	$9,116,018	$12,246,083	$10,827,279
Total costs and expenses	9,957,468	8,951,653	12,073,568	10,689,411
Earnings from continuing operations before cumulative effect of accounting change	145,996	102,663	108,497	85,478
Net earnings	146,435	95,203	96,506	62,073
Earnings Per Share Data(1)
Basic earnings per share from continuing operations before cumulative effect of accounting change	$1.28	$.92	$.97	$.80
Diluted earnings per share from continuing operations before cumulative effect of accounting change	1.16	.84	.90	.75
Basic net earnings per share	1.28	.85	.86	.58
Diluted net earnings per share	1.16	.78	.81	.57

(1)
Prior year earnings were restated in connection with December 31, 2004, year-end reporting to recognize a consistent lease term when calculating depreciation of long-lived assets on leased properties.

        Ratio of Earnings to Fixed Charges.    The following sets forth the Company's ratio of earnings to fixed charges for the periods indicated. The Company has not publicly disclosed information regarding its ratio of earnings to fixed charges. The Company provided the following information to Parent and

Purchaser for the sole purpose of allowing Parent and Purchaser to comply with certain disclosure requirements of the SEC.

		For Nine Months Ended September 30,		For Twelve Months Ended December 31,
		2005		2004		2003
		Numbers in Millions
Earnings
Add:	Pre-Tax income from continuing operations	$237.3		$170.9		$138.1
	Fixed charges	110.6		153.5		164.9
	Amortization of capitalized interest	0.5		0.7		1.0
	Distributed income of equity investees	0.0		0.0		0.0
	Company's share of pre-tax losses of equity investees for which charges arising from guarantees are included in fixed charges	0.0		0.0		0.0
Subtract:	Interest capitalized	(1.6)		(1.8)		(4.4)
	Preference security dividend requirements of consolidated subsidiaries	0.0		0.0		0.0
	Minority interest in pre-tax income of subsidiaries that have not incurred fixed charges	0.0		0.0		0.0
	Total Earnings	$346.8		$323.3		$299.6

Fixed Charges
	Interest expensed and capitalized(l)	$45.7		$68.0		$83.9
	Amortized premiums, discounts and capitalized expenses related to indebtedness	0.8		2.4		2.1
	Estimated interest within rental expenses(2)	64.1		83.1		78.9
	Preference security dividend requirements of consolidated subsidiaries	0.0		0.0		0.0
	Total Fixed Charges	$110.6		$153.5		$164.9

Ratio of Earnings to Fixed Charges		3.l	x	2.1	x	1.8	x

(1)
Excludes FAS 15 cash interest payments not included in reported interest expense per GAAP (only applicable in 2003)

(2)
Assumes interest represents one-third of total rent expense (based on Moody's Investors Service approach)

        Price Range of the Shares; Dividends.    The following table sets forth, for each of the fiscal quarters indicated, the high and low trading prices for the Shares on the New York Stock Exchange.

	Common Stock
	High	Low
Fiscal Year 2004
First Quarter	$19.50	$13.65
Second Quarter	18.50	15.10
Third Quarter	20.64	15.80
Fourth Quarter	24.20	19.95
Fiscal Year 2005
First Quarter	$25.70	$21.29
Second Quarter	32.00	22.28
Third Quarter	36.13	27.25
Fourth Quarter (through November 8, 2005)	37.53	34.69

        No dividends have ever been paid on the Shares.

        Available Information.    The Company is subject to the informational reporting requirements of the Securities Exchange Act of 1934 and, in accordance therewith, is required to file periodic reports, proxy statements and other information with the SEC relating to its business, financial condition and other matters. Information as of particular dates concerning the Company's directors and officers, their remuneration, stock options granted to them, the principal holders of the Company's securities and any material interest of such persons in transactions with the Company is required to be disclosed in proxy statements distributed to the Company's shareholders and filed with the SEC. Such reports, proxy statements and other information can be inspected and copied at the public reference facilities maintained by the SEC at 100 F Street, NE, Washington, DC 20549. The Company's filings are also available to the public on the SEC's website (http://www.sec.gov).

Certain Information Concerning Purchaser and Parent

        Parent is a Japanese corporation and an owner and operator of retail convenience stores in Japan, China and the State of Hawaii. These retail convenience stores consist of franchise stores and Parent-owned and -operated stores and offer processed foods, fast food, daily delivered foods and general merchandise.

        Purchaser was a Delaware corporation and formerly a wholly owned subsidiary of Parent. Purchaser was formed in 1990 specifically to acquire and hold the Shares.

        The principal office of Parent is located at 8-8 Nibancho, Chiyoda-ku, Tokyo 102-8455, Japan. The telephone number for Parent at such location is (011) (813) 6238-3711.

7-Eleven, Inc.

November 9, 2005

ANNEXES

Annex A	Business Corporation Act of the State of Texas
Art. 5.12(B-G). Procedure for Dissent by Shareholders as to Said Corporate Actions
Art. 5.13. Provisions Affecting Remedies of Dissenting Shareholders
Art. 5.16(E). Merger with Subsidiary Entities
Annex B	Articles of Merger
Annex C	Certificate of Ownership and Merger

ANNEX A

ARTICLES 5.12(B-G), 5.13 AND 5.16(E) OF THE TEXAS BUSINESS CORPORATION ACT

Art. 5.12. Procedure for Dissent by Shareholders as to Said Corporate Actions

        B.    If, within the period of sixty (60) days after the date on which the corporate action was effected, the shareholder and the existing, surviving, or new corporation (foreign or domestic) or other entity, as the case may be, do not so agree, then the shareholder or the corporation (foreign or domestic) or other entity may, within sixty (60) days after the expiration of the sixty (60) day period, file a petition in any court of competent jurisdiction in the county in which the principal office of the domestic corporation is located, asking for a finding and determination of the fair value of the shareholder's shares. Upon the filing of any such petition by the shareholder, service of a copy thereof shall be made upon the corporation (foreign or domestic) or other entity, which shall, within ten (10) days after service, file in the office of the clerk of the court in which the petition was filed a list containing the names and addresses of all shareholders of the domestic corporation who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the corporation (foreign or domestic) or other entity. If the petition shall be filed by the corporation (foreign or domestic) or other entity, the petition shall be accompanied by such a list. The clerk of the court shall give notice of the time and place fixed for the hearing of the petition by registered mail to the corporation (foreign or domestic) or other entity and to the shareholders named on the list at the addresses therein stated. The forms of the notices by mail shall be approved by the court. All shareholders thus notified and the corporation (foreign or domestic) or other entity shall thereafter be bound by the final judgment of the court.

        C.    After the hearing of the petition, the court shall determine the shareholders who have complied with the provisions of this Article and have become entitled to the valuation of and payment for their shares, and shall appoint one or more qualified appraisers to determine that value. The appraisers shall have power to examine any of the books and records of the corporation the shares of which they are charged with the duty of valuing, and they shall make a determination of the fair value of the shares upon such investigation as to them may seem proper. The appraisers shall also afford a reasonable opportunity to the parties interested to submit to them pertinent evidence as to the value of the shares. The appraisers shall also have such power and authority as may be conferred on Masters in Chancery by the Rules of Civil Procedure or by the order of their appointment.

        D.    The appraisers shall determine the fair value of the shares of the shareholders adjudged by the court to be entitled to payment for their shares and shall file their report of that value in the office of the clerk of the court. Notice of the filing of the report shall be given by the clerk to the parties in interest. The report shall be subject to exceptions to be heard before the court both upon the law and the facts. The court shall by its judgment determine the fair value of the shares of the shareholders entitled to payment for their shares and shall direct the payment of that value by the existing, surviving, or new corporation (foreign or domestic) or other entity, together with interest thereon, beginning 91 days after the date on which the applicable corporate action from which the shareholder elected to dissent was effected to the date of such judgment, to the shareholders entitled to payment. The judgment shall be payable to the holders of uncertificated shares immediately but to the holders of shares represented by certificates only upon, and simultaneously with, the surrender to the existing, surviving, or new corporation (foreign or domestic) or other entity, as the case may be, of duly endorsed certificates for those shares. Upon payment of the judgment, the dissenting shareholders shall cease to have any interest in those shares or in the corporation. The court shall allow the appraisers a reasonable fee as court costs, and all court costs shall be allotted between the parties in the manner that the court determines to be fair and equitable.

        E.    Shares acquired by the existing, surviving, or new corporation (foreign or domestic) or other entity, as the case may be, pursuant to the payment of the agreed value of the shares or pursuant to payment of the judgment entered for the value of the shares, as in this Article provided, shall, in the case of a merger, be treated as provided in the plan of merger and, in all other cases, may be held and disposed of by the corporation as in the case of other treasury shares.

        F.     The provisions of this Article shall not apply to a merger if, on the date of the filing of the articles of merger, the surviving corporation is the owner of all the outstanding shares of the other corporations, domestic or foreign, that are parties to the merger.

        G.    In the absence of fraud in the transaction, the remedy provided by this Article to a shareholder objecting to any corporate action referred to in Article 5.11 of this Act is the exclusive remedy for the recovery of the value of his shares or money damages to the shareholder with respect to the action. If the existing, surviving, or new corporation (foreign or domestic) or other entity, as the case may be, complies with the requirements of this Article, any shareholder who fails to comply with the requirements of this Article shall not be entitled to bring suit for the recovery of the value of his shares or money damages to the shareholder with respect to the action.

Art. 5.13. Provisions Affecting Remedies of Dissenting Shareholders

        A.    Any shareholder who has demanded payment for his shares in accordance with either Article 5.12 or 5.16 of this Act shall not thereafter be entitled to vote or exercise any other rights of a shareholder except the right to receive payment for his shares pursuant to the provisions of those articles and the right to maintain an appropriate action to obtain relief on the ground that the corporate action would be or was fraudulent, and the respective shares for which payment has been demanded shall not thereafter be considered outstanding for the purposes of any subsequent vote of shareholders.

        B.    Upon receiving a demand for payment from any dissenting shareholder, the corporation shall make an appropriate notation thereof in its shareholder records. Within twenty (20) days after demanding payment for his shares in accordance with either Article 5.12 or 5.16 of this Act, each holder of certificates representing shares so demanding payment shall submit such certificates to the corporation for notation thereon that such demand has been made. The failure of holders of certificated shares to do so shall, at the option of the corporation, terminate such shareholder's rights under Articles 5.12 and 5.16 of this Act unless a court of competent jurisdiction for good and sufficient cause shown shall otherwise direct. If uncertificated shares for which payment has been demanded or shares represented by a certificate on which notation has been so made shall be transferred, any new certificate issued therefor shall bear similar notation together with the name of the original dissenting holder of such shares and a transferee of such shares shall acquire by such transfer no rights in the corporation other than those which the original dissenting shareholder had after making demand for payment of the fair value thereof.

        C.    Any shareholder who has demanded payment for his shares in accordance with either Article 5.12 or 5.16 of this Act may withdraw such demand at any time before payment for his shares or before any petition has been filed pursuant to Article 5.12 or 5.16 of this Act asking for a finding and determination of the fair value of such shares, but no such demand may be withdrawn after such payment has been made or, unless the corporation shall consent thereto, after any such petition has been filed. If, however, such demand shall be withdrawn as hereinbefore provided, or if pursuant to Section B of this Article the corporation shall terminate the shareholder's rights under Article 5.12 or 5.16 of this Act, as the case may be, or if no petition asking for a finding and determination of fair value of such shares by a court shall have been filed within the time provided in Article 5.12 or 5.16 of this Act, as the case may be, or if after the hearing of a petition filed pursuant to Article 5.12 or 5.16, the court shall determine that such shareholder is not entitled to the relief provided by those articles, then, in any such case, such shareholder and all persons claiming under him shall be conclusively presumed to have approved and ratified the corporate action from which he dissented and shall be bound thereby, the right of such shareholder to be paid the fair value of his shares shall cease, and his status as a shareholder shall be restored without prejudice to any corporate proceedings which may have been taken during the interim, and such shareholder shall be entitled to receive any dividends or other distributions made to shareholders in the interim.

Art. 5.16. Merger with Subsidiary Entities

        E.    In the event all of the shares of a subsidiary domestic corporation that is a party to a merger effected under this Article are not owned by the parent entity immediately prior to the merger, the surviving parent entity shall, within ten (10) days after the effective date of the merger, mail to each shareholder of record of each subsidiary domestic corporation a copy of the articles of merger and notify the shareholder that the merger has become effective. Any such shareholder who holds shares of a class or series that would have been entitled to vote on the merger if it had been effected pursuant to Article 5.03 of this Act shall have the right to dissent from the merger and demand payment of the fair value for the shareholder's shares in lieu of the cash or other property to be used, paid or delivered to such shareholder upon the surrender of such shareholder's shares pursuant to the terms and conditions of the merger, with the following procedure:

          (1)   Such shareholder shall within twenty (20) days after the mailing of the notice and copy of the articles of merger make written demand on the surviving parent entity for payment of the fair value of the shareholder's shares. The fair value of the shares shall be the value thereof as of the day before the effective date of the merger, excluding any appreciation or depreciation in anticipation of such act. The demand shall state the number and class of the shares owned by the dissenting shareholder and the fair value of such shares as estimated by the shareholder. Any shareholder failing to make demand within the twenty (20) day period shall be bound by the corporate action.

          (2)   Within ten (10) days after receipt by the surviving entity of a demand for payment by the dissenting shareholder of the fair value of the shareholder's shares in accordance with Subsection (1) of this section, the surviving entity shall deliver or mail to the dissenting shareholder a written notice which shall either set out that the surviving entity accepts the amount claimed in the demand and agrees to pay such amount within ninety (90) days after the date on which the corporate action was effected and, in the case of shares represented by certificates, upon the surrender of the shares certificates duly endorsed, or shall contain an estimate by the surviving parent entity of the fair value of such shares, together with an offer to pay the amount of that estimate within ninety (90) days after the date on which such corporate action was effected, upon receipt of notice within sixty (60) days after that date from the shareholder that the shareholder agrees to accept that amount and, in the case of shares represented by certificates, upon the surrender of the shares certificates duly endorsed.

          (3)   If, within sixty (60) days after the date on which the corporate action was effected, the value of the shares is agreed upon between the dissenting shareholder and the surviving entity, payment for the shares shall be made within ninety (90) days after the date on which the corporate action was effected and, in the case of shares represented by certificates, upon surrender of the certificate or certificates representing such shares. Upon payment of the agreed value, the dissenting shareholder shall cease to have any interest in such shares or in the corporation.

          (4)   If, within sixty (60) days after the date on which such corporate action was effected, the shareholder and the surviving entity do not so agree, then the dissenting shareholder or the surviving entity may, within sixty (60) days after the expiration of the sixty (60) day period, file a petition in any court of competent jurisdiction in the county in which the principal office of the corporation is located, asking for a finding and determination of the fair value of the shareholder's shares as provided in Section B of Article 5.12 of this Act and thereupon the parties shall have the rights and duties and follow the procedure set forth in Sections B to D inclusive of Article 5.12.

          (5)   In the absence of fraud in the transaction, the remedy provided by this Article to a shareholder objecting to the corporate action is the exclusive remedy for the recovery of the value of the shareholder's shares or money damages to the shareholder with respect to the corporate action. If the surviving entity complies with the requirements of this Article, any such shareholder who fails to comply with the requirements of this Article shall not be entitled to bring suit for the recovery of the value of the shareholder's shares or money damages to such shareholder with respect to such corporate action.

ANNEX B

ARTICLES OF MERGER

MERGING

IYG HOLDING COMPANY
(a Delaware corporation)

WITH AND INTO

7-ELEVEN,  INC.
(a Texas corporation)

        In accordance with the provisions of Article 5.16 of the Texas Business Corporation Act (the "TBCA"), IYG Holding Company, a Delaware corporation ("Parent"), hereby adopts the following Articles of Merger for the purpose of effecting the merger (the "Merger") of Parent with and into 7-Eleven, Inc., a Texas corporation at least 90% owned by Parent (the "Company"), with the Company continuing in existence following the Merger as the surviving corporation:

        1.     The name, type of entity and state of organization of each of the constituent entities that are to merge are as follows:

Name of Entity	Parent/Subsidiary	Type of Entity	State of Organization
IYG Holding Company	Parent	Corporation	Delaware
7-Eleven, Inc.	Subsidiary	Corporation	Texas

        2.     The number of outstanding shares of each class or series of capital stock of the Company and the number of shares in each class owned by Parent are as follows:

Number of Outstanding Shares	Class	Number of Outstanding Shares Owned by Parent
115,891,066	Common Stock, par value $0.0001 per share	104,914,928

        3.     The shares owned by Parent represent 90.5% of all outstanding shares of Common Stock, which is the only class or series of shares of the Company outstanding.

        4.     Attached hereto as Exhibit A is a true and correct copy of resolutions of the Board of Directors of Parent providing for the merger of Parent with and into the Company, with the Company being the sole surviving corporation. Such resolutions were adopted and approved in accordance with the constituent documents of Parent and the laws of the jurisdiction of organization of Parent on November 9, 2005.

        5.     The Merger shall become effective on Wednesday, November 9, 2005 at 2:00 p.m. Central Standard Time.

        IN WITNESS WHEREOF, the undersigned has duly executed these Articles of Merger as of the 9th day of November, 2005.

IYG HOLDING COMPANY (a Delaware corporation)
By:	/s/ NOBUTAKE SATO Name: Nobutake Sato Title: Vice President and Director

EXHIBIT A

RESOLUTIONS
OF THE BOARD OF DIRECTORS OF
IYG HOLDING COMPANY

        RESOLVED, that IYG Holding Company ("IYGH") merge (the "Merger") with and into 7-Eleven, Inc. (the "Company") in accordance with the Delaware General Corporation Law (the "DGCL") and the Texas Business Corporation Act (the "TBCA");

        RESOLVED, that the Merger shall be consummated by the filing of a Certificate of Ownership and Merger with the Secretary of State of the State of Delaware and Articles of Merger with the Secretary of State of the State of Texas;

        RESOLVED, that the Merger shall become effective on Wednesday, November 9, 2005 at 2:00 p.m. Central Standard Time (the "Effective Time") in accordance with the provisions of Section 103 of the DGCL and Article 10.03 of the TBCA.

        RESOLVED, that, at the Effective Time, IYGH will be merged with and into the Company, the separate existence of IYGH will cease, and the Company will be the surviving corporation (the "Surviving Corporation") and the Surviving Corporation, without further action, will possess all the rights, privileges, powers and franchises, public and private, of both the Company and IYGH and will be subject to all the debts, liabilities, obligations, restrictions, disabilities and duties of both the Company and IYGH;

        RESOLVED, that the articles of incorporation of the Company in effect immediately prior to the Effective Time will be the articles of incorporation of the Surviving Corporation as of the Effective Time until amended in accordance with applicable law;

        RESOLVED, that the bylaws of the Company in effect immediately prior to the Effective Time will be the bylaws of the Surviving Corporation as of the Effective Time until amended in accordance with applicable law;

        RESOLVED, that, from and after the Effective Time, until successors are duly elected or appointed and qualified in accordance with applicable law, the directors of IYGH immediately prior to the Effective Time will be the directors of the Surviving Corporation, and the officers of the Company immediately prior to the Effective Time will be the officers of the Surviving Corporation;

        RESOLVED, that, at the Effective Time, each share of the common stock, par value $0.01 per share, of IYGH which is issued and outstanding immediately prior to the Effective Time will be converted into 1,142,331.37 shares of common stock, par value $0.0001 per share, of the Surviving Corporation;

        RESOLVED, that, at the Effective Time, each share of common stock, par value $0.0001 per share, of the Company ("Common Stock") issued and outstanding immediately prior to the Effective Time (other than any share of Common Stock held by the Company as a treasury share, held by any wholly-owned subsidiary of the Company or held by IYGH or Seven-Eleven Japan Co., Ltd. ("Parent") immediately prior to the Effective Time) will be retired, cancelled and converted, by virtue of the Merger and without any action on the part of the holder thereof, into the right to receive, without interest, an amount in cash equal to $37.50 per share (the "Consideration"), and each such holder of a certificate representing any shares of Common Stock immediately prior to the Effective Time (a "Stock Certificate") will thereafter cease to have any rights with respect thereto except the right to receive (i) the Consideration therefor upon the proper surrender of the Stock Certificate or (ii) payment from the Surviving Corporation of the "fair value" of such shares of Common Stock as determined under Article 5.12 of the TBCA, subject to the conditions set forth therein;

        RESOLVED, that, at the Effective Time, each share of Common Stock held by the Company as a treasury share or held by IYGH shall be cancelled;

        RESOLVED, that, at the Effective Time, each share of Common Stock held by Parent or any wholly-owned subsidiary of the Company, if any, immediately prior to the Effective Time shall remain outstanding and shall not be cancelled;

        RESOLVED, that, as of the Effective Time, each outstanding option to purchase Common Stock granted under the Company's 1995 Stock Incentive Plan and 2005 Stock Incentive Plan (a "Company Stock Option") shall be canceled and extinguished and each holder of any such Company Stock Option shall be paid by the Company an amount equal to the product of (i) the excess, if any, of $37.50 over the applicable exercise price for such Company Stock Option and (ii) the number of shares of Common Stock such holder could have purchased (assuming full vesting of such Company Stock Option) had such holder exercised such Company Stock Option in full immediately prior to the Effective Time, less any applicable withholding requirements;

        RESOLVED, that, as of the Effective Time, each outstanding performance share unit granted under the Company's 1995 Stock Incentive Plan (a "Performance Share Unit") shall be canceled and extinguished and each holder of any such Performance Share Unit shall be paid by the Company an amount equal to the Consideration, less any applicable withholding requirements;

        RESOLVED, that, as of the Effective Time, each outstanding share of restricted stock granted under the Company's 1995 Stock Incentive Plan or 2005 Stock Incentive Plan (a "Restricted Share") shall be canceled and extinguished and each holder of any such Restricted Share shall be paid by the Company an amount equal to the Consideration, less any applicable withholding requirements;

        RESOLVED, that, as of the Effective Time, each share of stock granted under the Company's Stock Compensation Plan for Non-Employee Directors in the custody of the Company (a "Director's Share") shall be canceled and extinguished and each holder of any such Director's Share shall be paid by the Company an amount equal to the Consideration, less any applicable withholding requirements;

        RESOLVED, that, if, after the Effective Time, a shareholder who complies with all of the provisions of the TBCA concerning the right of a holder of Common Stock to dissent from the Merger and require appraisal of his or her shares withdraws such shareholder's demand for appraisal, or fails to perfect or otherwise loses such shareholder's right to appraisal, in accordance with the TBCA, such shareholder's shares of Common Stock will be deemed to have been converted as of the Effective Time into the right to receive the Consideration; and

        RESOLVED, the Merger is intended to constitute a "reorganization," and this resolution adopts the "plan of reorganization," in each case, within the meaning of Section 368 of the United States Internal Revenue Code of 1986, as amended, and the Treasury regulations promulgated thereunder.

ANNEX C

CERTIFICATE OF OWNERSHIP AND MERGER

MERGING

IYG HOLDING COMPANY

WITH AND INTO

7-ELEVEN, INC.

Pursuant to Section 253 of the General Corporation Law
of the State of Delaware

        IYG Holding Company, a Delaware corporation ("IYGH"), HEREBY CERTIFIES AS FOLLOWS:

        FIRST: IYGH is a corporation incorporated on December 14, 1990, under the laws of the State of Delaware.

        SECOND: IYGH owns at least 90 percent of the outstanding shares of common stock, par value $0.0001 per share (the "Common Stock") of 7-Eleven, Inc., a corporation incorporated in 1961 under the laws of the State of Texas (the "Company"), the Common Stock being the only class of capital stock of the Company outstanding.

        THIRD: IYGH, by the following resolutions of its Board of Directors, duly adopted by unanimous written consent of its members, filed with the minutes of its Board of Directors, as of November 9, 2005, determined to merge IYGH with and into the Company:

          RESOLVED, that IYGH merge (the "Merger") with and into the Company in accordance with the Delaware General Corporation Law (the "DGCL") and the Texas Business Corporation Act (the "TBCA");

          RESOLVED, that the Merger shall be consummated by the filing of a Certificate of Ownership and Merger with the Secretary of State of the State of Delaware and Articles of Merger with the Secretary of State of the State of Texas;

          RESOLVED, that the Merger shall become effective on Wednesday, November 9, 2005 at 2:00 p.m. Central Standard Time (the "Effective Time") in accordance with the provisions of Section 103 of the DGCL and Article 10.03 of the TBCA.

          RESOLVED, that, at the Effective Time, IYGH will be merged with and into the Company, the separate existence of IYGH will cease, and the Company will be the surviving corporation (the "Surviving Corporation") and the Surviving Corporation, without further action, will possess all the rights, privileges, powers and franchises, public and private, of both the Company and IYGH and will be subject to all the debts, liabilities, obligations, restrictions, disabilities and duties of both the Company and IYGH;

          RESOLVED, that the articles of incorporation of the Company in effect immediately prior to the Effective Time will be the articles of incorporation of the Surviving Corporation as of the Effective Time until amended in accordance with applicable law;

          RESOLVED, that the bylaws of the Company in effect immediately prior to the Effective Time will be the bylaws of the Surviving Corporation as of the Effective Time until amended in accordance with applicable law;

          RESOLVED, that, from and after the Effective Time, until successors are duly elected or appointed and qualified in accordance with applicable law, the directors of IYGH immediately prior to the Effective Time will be the directors of the Surviving Corporation, and the officers of the Company immediately prior to the Effective Time will be the officers of the Surviving Corporation;

          RESOLVED, that, at the Effective Time, each share of the common stock, par value $0.01 per share, of IYGH which is issued and outstanding immediately prior to the Effective Time will be converted into 1,142,331.37 shares of common stock, par value $0.0001 per share, of the Surviving Corporation;

          RESOLVED, that, at the Effective Time, each share of Common Stock issued and outstanding immediately prior to the Effective Time (other than any share of Common Stock held by the Company as a treasury share, held by any wholly-owned subsidiary of the Company or held by IYGH or Seven-Eleven Japan Co., Ltd. ("Parent") immediately prior to the Effective Time) will be retired, cancelled and converted, by virtue of the Merger and without any action on the part of the holder thereof, into the right to receive, without interest, an amount in cash equal to $37.50 per share (the "Consideration"), and each such holder of a certificate representing any shares of Common Stock immediately prior to the Effective Time (a "Stock Certificate") will thereafter cease to have any rights with respect thereto except the right to receive (i) the Consideration therefor upon the proper surrender of the Stock Certificate or (ii) payment from the Surviving Corporation of the "fair value" of such shares of Common Stock as determined under Article 5.12 of the TBCA, subject to the conditions set forth therein;

          RESOLVED, that, at the Effective Time, each share of Common Stock held by the Company as a treasury share or held by IYGH shall be cancelled;

          RESOLVED, that, at the Effective Time, each share of Common Stock held by Parent or any wholly-owned subsidiary of the Company, if any, immediately prior to the Effective Time shall remain outstanding and shall not be cancelled;

          RESOLVED, that, as of the Effective Time, each outstanding option to purchase Common Stock granted under the Company's 1995 Stock Incentive Plan and 2005 Stock Incentive Plan (a "Company Stock Option") shall be canceled and extinguished and each holder of any such Company Stock Option shall be paid by the Company an amount equal to the product of (i) the excess, if any, of $37.50 over the applicable exercise price for such Company Stock Option and (ii) the number of shares of Common Stock such holder could have purchased (assuming full vesting of such Company Stock Option) had such holder exercised such Company Stock Option in full immediately prior to the Effective Time, less any applicable withholding requirements;

          RESOLVED, that, as of the Effective Time, each outstanding performance share unit granted under the Company's 1995 Stock Incentive Plan (a "Performance Share Unit") shall be canceled and extinguished and each holder of any such Performance Share Unit shall be paid by the Company an amount equal to the Consideration, less any applicable withholding requirements;

          RESOLVED, that, as of the Effective Time, each outstanding share of restricted stock granted under the Company's 1995 Stock Incentive Plan or 2005 Stock Incentive Plan (a "Restricted Share") shall be canceled and extinguished and each holder of any such Restricted Share shall be paid by the Company an amount equal to the Consideration, less any applicable withholding requirements;

          RESOLVED, that, as of the Effective Time, each share of stock granted under the Company's Stock Compensation Plan for Non-Employee Directors in the custody of the Company (a "Director's Share") shall be canceled and extinguished and each holder of any such Director's Share shall be paid by the Company an amount equal to the Consideration, less any applicable withholding requirements;

          RESOLVED, that, if, after the Effective Time, a shareholder who complies with all of the provisions of the TBCA concerning the right of a holder of Common Stock to dissent from the Merger and require appraisal of his or her shares withdraws such shareholder's demand for appraisal, or fails to perfect or otherwise loses such shareholder's right to appraisal, in accordance with the TBCA, such shareholder's shares of Common Stock will be deemed to have been converted as of the Effective Time into the right to receive the Consideration; and

          RESOLVED, the Merger is intended to constitute a "reorganization," and this resolution adopts the "plan of reorganization," in each case, within the meaning of Section 368 of the United States Internal Revenue Code of 1986, as amended, and the Treasury regulations promulgated thereunder.

        FOURTH: The Merger has been approved by the stockholders of IYGH, acting by written consent and without prior notice in accordance with Section 228 of the DGCL.

        FIFTH: The Surviving Corporation may be served with process in the State of Delaware in any proceeding for enforcement of any obligation of any constituent Delaware corporation as well as for enforcement of any obligation of the Surviving Corporation arising from the Merger, including any suit or other proceeding to enforce the right of any stockholder as determined in appraisal proceedings pursuant to the provisions of Section 262 of the DGCL, and it does hereby irrevocably appoint the Secretary of State of Delaware as its agent to accept service of process in any such suit or other proceeding. The address of the Surviving Corporation to which a copy of such process shall be mailed by the Secretary of State of Delaware is 7-Eleven, Inc., 2711 N. Haskell Ave., Dallas, Texas 75204.

[Remainder of Page Left Intentionally Blank]

        IN WITNESS WHEREOF, IYGH has caused this Certificate of Ownership and Merger to be signed by Masaaki Kamata, its President and Director, and attested by Nobutake Sato, its Vice President and Director, as of this 9th day of November, 2005.

IYG HOLDING COMPANY
By:	/s/ MASAAKI KAMATA Name: Masaaki Kamata Title: President and Director
ATTEST:

By:	/s/ NOBUTAKE SATO Name: Nobutake Sato Title: Vice President and Director

QuickLinks

ANNEXES
ANNEX A ARTICLES 5.12(B-G), 5.13 AND 5.16(E) OF THE TEXAS BUSINESS CORPORATION ACT
ANNEX B
ARTICLES OF MERGER MERGING IYG HOLDING COMPANY (a Delaware corporation) WITH AND INTO 7-ELEVEN, INC. (a Texas corporation)
EXHIBIT A RESOLUTIONS OF THE BOARD OF DIRECTORS OF IYG HOLDING COMPANY
ANNEX C CERTIFICATE OF OWNERSHIP AND MERGER MERGING IYG HOLDING COMPANY WITH AND INTO 7-ELEVEN, INC.
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